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                                                                   EXHIBIT 4.6


                      NOTATION RELATING TO SUBSIDIARY GUARANTEE



     For value received, CSS Trade Names, Inc., a Minnesota corporation ("CSS"), hereby unconditionally guarantees to the Holder of the Note upon which this Subsidiary Guarantee is endorsed, subject in all respects to the provisions of
Article 10 of the Indenture dated as of October 29, 1997 between County Seat Stores, Inc. (the "Company") and First Trust National Association, as trustee (the "Trustee") as supplemented by First Supplemental Indenture dated as of November 25, 1997 among the Company, the Trustee and CSS (such Indenture, as supplemented and as may be further amended and supplemented from time to time, the "Indenture") which shall govern and control the terms of this Subsidiary
Guarantee: (a) the due and punctual payment of the principal of, premium, if any, and interest on the Note, whether at maturity, acceleration, redemption or otherwise, (b) the due and punctual payment of interest on the overdue principal of, premium, if any, and interest on the Note, if any, to the extent lawful, and
(c) in case of any extension of time of payment or renewal of any Note or any extension of time of payment or renewal of any Note or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Indenture unless otherwise indicated.

     This Subsidiary Guarantee shall be binding upon CSS and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holder and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof and in the Indenture.

     This Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Subsidiary Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized signatories.

                              CSS TRADE NAMES, INC.

                              By:  /s/ Paul Kittner
                                   ----------------------------------
                                   Name: Paul Kittner
                                   Title:  Sr. Vice President & CFO

                              By:  /s/ Matthew J. Knopf
                                   ----------------------------------
                                   Name: Matthew J. Knopf
                                   Title:   Sr. Vice President & General Counsel